Exhibit 10.1

Employment Contract

TGC INDUSTRIES, INC.

(Whitener)

This Contract is entered into between TGC Industries, Inc., a Texas corporation (hereafter called “Company”), and Wayne A. Whitener (hereafter called “Employee”).

Company is engaged in the business of providing seismic data acquisition services primarily to domestic onshore oil and natural gas exploration and production companies.  Company desires to retain the services of Employee as one of its key executives, and Employee is willing and able to perform in that capacity.

Accordingly, in consideration of the mutual covenants herein contained, the parties to this Contract agree as follows:

1.   Employment.  Company hereby continues the employment of Employee, and Employee hereby accepts such employment from Company, pursuant to those provisions herein contained.

2.   Term of Employment.  Subject to the provisions for termination hereafter provided, this Contract shall be for a term of two (2) years beginning on August 1, 2005, and ending on July 31, 2007.  By a subsequent agreement in writing signed by both parties, this Contract may be extended for one or more additional terms as agreed upon by the parties hereto.

3.   Duties of Employee.  Employee is employed as President and Chief Executive Officer of Company.  Employee shall devote substantially all of his time, attention, best efforts, and energy to the business of Company, and may not, during the term of this Contract, be engaged in any other material business activities which interfere with his ability to carry out his obligations hereunder.  However, such restriction shall not be construed as preventing Employee from making investments in (non-competitive) business enterprises so long as Employee will not be required to render personal services to any such business enterprises during Employee’s normal business hours with Company.

4.   Compensation.  To the extent Employee continues to comply with all of the provisions of this Contract (including the covenants referenced in paragraph 9 below and contained in Exhibit ”A” attached hereto):

a.   Base Salary.  Company shall pay to Employee a minimum base salary of $175,000 per year payable in twenty-six (26) equal payments of $6,730.77 (or in accordance with such other sequence of payments as determined by Company’s then existing payroll policies), from which federal withholding and social security taxes will be deducted; and

b.   Performance Bonus.  At the end of each calendar year, Company’s Board of Directors will make a determination as to whether the results of Company’s operations for such preceding calendar year warrant the payment to Employee of a special performance bonus.  If so, Employee shall be entitled to receive, in addition to the base salary referred above, a special performance bonus in such amount as is determined by the Board of Directors in the exercise of their sole discretion (up to a maximum of $175,000).

c.   Increases.  The Board of Directors of Company may, at any time, elect to increase Employee’s Base Salary above the amount referred to in subparagraph “a.” above (in which event the ceiling on Employee’s Performance Bonus under subparagraph “b.” above shall be similarly increased).

5.   Fringe Benefits.  During the period that Employee continues to comply with all of the provisions of this Contract, Employee shall receive the following fringe benefits:

a.   Medical Benefits.  Employee and his dependent family members shall be covered under the same group hospitalization, accident, and major medical plans as Company provides from time to time for other officers; provided, however, that (i) Employee shall pay the same portion of the cost thereof as may be required from Company’s officers generally, and (ii) Employee shall apply for and elect to participate in Medicare parts A and B, at his own expense, as soon as he shall become eligible to do so;

b.  Paid Vacation.  Each calendar year (or portion thereof), Employee may take a vacation of four (4) weeks during which time his compensation shall be paid in full;

c.  Automobile.  Company shall provide an automobile for Employee’s use in connection with the services to be rendered by Employee to Company.  Company shall pay or reimburse Employee for maintenance and repair expenses of the automobile upon submission of vouchers or itemized lists of such expenses prepared in compliance with Company’s policy.  For so long as Company owns (or leases) the automobile, Company shall insure the automobile with adequate automobile insurance company coverage.  Company agrees that Employee shall be designated as an additional insured on any Company provided policy providing liability insurance coverage.  In the event the automobile is damaged or destroyed by reason of accident, theft, vandalism, or otherwise, Employee will not have any liability to Company for any such loss or damage (including out-of-pocket deductibles); and

d.  Other Benefits.  No provision of this Contract shall preclude Employee from participating in any fringe benefit plan now in effect or hereafter adopted by Company, but Company shall be under no obligation to provide for his participation in, or to institute, any such plan or to make any contribution under any such plan, unless such opportunities are provided to all Company employees as a group, or to all of Company’s senior officers as a group.

6.   Business Expenses.  Employee may incur reasonable expenses in connection with the promotion of Company’s business including expenses for entertainment, travel, and similar items.  Company agrees to reimburse Employee for all such reasonable expenses upon the presentation by Employee, from time to time as required by Company, of an itemized account of such expenditures; provided, however, Employee shall not expend any sums in excess of those amounts permitted by the Internal Revenue Code of 1986, as amended, without prior written approval from Company’s Board of Directors.

7.   Key-Man Insurance.  The parties agree that Company shall continue to own (and pay for) life insurance on Employee’s life in the amount of one million dollars ($1,000,000).  Employee agrees that he shall, at Company’s request, submit to such medical examinations, supply such information, and execute such documents as may be requested by the insuring company or companies.  It is agreed and understood that if Employee dies during the term of this Contract, the full amount of the proceeds payable under any such policy will be receivable solely by Company.

8.   Termination of Employment.

a.   By Company.

(1)   Date of Termination.  Company may at any time terminate this Contract, in which event Employee shall leave the premises on such date (the “Date of Termination”) as is specified by Company in the notice of termination (which date can be as early as the date of such notice).

(2)   For Cause.  If such termination is “for cause,” Company will have no obligation to pay to Employee any compensation or fringe benefits following the Date of Termination.  For purposes of the preceding sentence, the phrase “for cause” will be deemed to mean:

(a)  absence from Company’s offices, physical or mental illness, or any other reason, for any successive period of forty-five (45) days, or for a total period of ninety (90) days in any one of

Company’s fiscal years (except that any vacation periods, travel on Company business, or leaves of absence specifically granted by Company’s Board of Directors shall not be considered as periods of absence from employment);

(b)  Employee’s commission of an act of gross negligence in the performance of his duties or obligations hereunder;

(c)  Employee’s commission of any act of fraud, malfeasance, disloyalty, or breach of trust against the Company, or Employee fails to observe any covenant referenced in paragraph 9 below or contained in Exhibit ”A” hereto;

(d)  Employee’s refusal, or substantial inability, to perform the duties assigned in good faith to him pursuant to paragraph 3 hereof;

(e)  Employee dies or gives affirmative indication, in the opinion of a majority of Company’s Board of Directors, that he no longer intends to abide by the terms of this Contract; or

(f)  Employee is guilty of acts of moral turpitude or dishonesty in Company’s affairs, gross insubordination or the equivalent, or Employee violates, or fails to comply with, any of the provisions of this Contract.

(3)   Not For Cause.  If such termination is based on any reason other than “for cause,” Company shall be obligated to pay to Employee:  (a) his base salary during the remainder of the term of this Contract (on a monthly basis at the same rate as payable immediately before the Date of Termination); and (b) the full amount of the Performance Bonus referred to in paragraph 4.b. above which would have been received by Employee during the remainder of the term of this Contract if such termination had not occurred.

(a)  Included within the definition of a termination of Employee other than “for cause” will be a “Change in Control of Company.”  For purposes of this Contract, the term “Change in Control of Company” will mean:

(i)  the consummation of any consolidation or merger of Company into or with another corporation or other legal person, and as a result of such consolidation or merger less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by holders of Voting Stock (as defined below) of Company immediately prior to such transaction;

(ii)  any sale, lease, exchange, or other transfer, whether in one transaction or any series of related transactions, of all or significant portions of the assets of Company to any other corporation or other legal persons, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale, lease, exchange, or transfer is held in the aggregate by the holders of Voting Stock of Company immediately prior to such sale, lease, exchange, or transfers;

(iii)  the shareholders of Company approve any plan for the liquidation or dissolution of Company;

(iv)  any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes, either directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of Company (“Voting Stock”); or

(v)  if at any time during a fiscal year a majority of the Board of Directors are replaced by persons who were not recommended for those positions by at least two-thirds of the directors of Company who were directors of Company at the beginning of the fiscal year.

Notwithstanding the preceding, a “Change of Control” shall not be deemed to have occurred with respect to any of the foregoing transactions conducted by any employee benefit plan (or related trust) sponsored or maintained by Company, any corporation controlled by Company, or any affiliate of Company.

(b)  If, at the time of termination, Company was providing an automobile to Employee under paragraph 5.c. above, then, for a consideration of Ten Dollars ($10.00) cash paid by Employee to

Company, the following shall apply:  (i) if Company owned the automobile, Company shall transfer the title (free and clear of any liens or other encumbrances) to Employee (along with any insurance coverage [if assignable]); and (ii) if Company was leasing such automobile, Company shall assign to employee all of its right, title, and interest in and to such lease.

(c)  Employee shall not be required to mitigate the amount of any payment provided for in this subparagraph 3) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this subparagraph 3) be reduced by any compensation earned by Employee as the result of self-employment or employment by another employer.

b.   By Employee.  If such termination is caused by Employee for any reason, Company will have no obligation to pay to Employee any compensation or fringe benefits following the Date of Termination.

9.   Disclosure of Confidential Information; Covenant Not To Compete.  Company possesses secret and confidential equipment, techniques, processes, procedures, technical data and information, and customer lists used or intended for utilization in its operations of which Employee has obtained or may obtain knowledge, and Company would suffer serious harm if this confidential information were disclosed or if Employee used this information to compete against Company.  Accordingly, Employee hereby agrees that simultaneously with the execution of this Contract he shall execute and deliver to Company and thereafter abide by the terms of a “Confidentiality Agreement and Covenant Not to Compete” a copy of which is attached hereto as Exhibit ”A” and incorporated herein by reference.

10.   Remedies.  Employee agrees that in the event of his breach of his covenants and agreements contained or referenced in this Contract, Company shall be entitled to obtain injunctive or similar relief from a court of competent jurisdiction.  The covenants contained in Exhibit ”A” hereof shall be construed as agreements independent of any other agreements between Company and Employee, and the existence of any claim or cause of action of Employee against Company, whether predicated on this Contract or otherwise, shall not constitute a defense to the enforcement by Company of those covenants and agreements.  Company shall be entitled to reasonable attorneys’ fees and related legal costs in the event of a breach, or attempted breach, of such covenants by Employee.  The remedies of Company and Employee under this Contract are cumulative and will not exclude any other remedies to which any party may be entitled hereunder, including a right of offset, whether at law or in equity.

11.   Notices.  All notices allowed or required to be given hereunder must be in writing and dispatched by United States certified mail, return receipt requested, to the address of the party entitled to such notice shown at the end of this Contract.  Either party hereto may change the address to which any such notice is to be addressed by giving notice in writing to the other party of such change.  Any time limitation provided for in this Contract shall commence with the date that the party actually receives such written notice, and the date or postmark of any return receipt indicating the date of delivery of such notice to the addressee shall be conclusive evidence of such receipt.  In addition to the parties hereto, copies of all notices should be sent to:

Mr. William J. Barrett

c/o Barrett-Gardner Associates, Inc.

636 River Road

P. O. Box 6199

Fair Haven, NJ  07704

Haynes and Boone, LLP

201 Main Street, Suite 201

Fort Worth, Texas 76102

Attn:   Rice M. Tilley, Jr., Esq.

12.   Assignment.  Neither Employee nor anyone claiming under him may commute, encumber, or dispose of the right to receive benefits hereunder.  Such right to receive benefits hereunder is expressly declared to be non-assignable and non-transferable by Employee, and in the event of any attempted assignment or transfer, Company shall have no further liability hereunder; provided, however, the foregoing shall not apply to assignments by operation of law, such as to a guardian or to an executor of Employee’s estate.

13.   Waiver.  The waiver by Company of Employee’s breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by Employee.

14.   Binding Effect.  This Contract shall be binding upon the parties hereto and their heirs, successors, executors, administrators, personal representatives, and (except as provided in paragraph 12) assigns.

15.   Survival of Provisions.  All provisions of this Contract, including all representations, warranties, covenants, and agreements contained or referenced herein, will survive the execution and delivery hereof and any investigation of the parties with respect thereto.  The provisions of paragraphs 9 and 10, and Exhibit ”A,” will survive the termination or amendment of this Contract.

16.   Validity.  If any provision of this Contract is held by a court of law to be illegal or unenforceable, the remaining provisions of the Contract will remain in full force and effect.  In lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Contract a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable.

17.   Amendments.  This Contract may be amended at any time and from time to time in whole or in part by an instrument in writing setting forth the particulars of such amendment and duly executed by Company and Employee.

18.   Duplicate Originals.  This Contract has been executed in duplicate originals, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Contract, it will not be necessary to produce or account for more than one such duplicate.

19.   Captions.  The captions or section headings of this Contract are provided for convenience and shall not limit or affect the interpretation of this Contract.

20.   Governing Law.  This Agreement has been made in, and its validity, interpretation, construction, and performance shall be governed by and be in accordance with, the laws of the State of Texas, without reference to its laws governing conflicts of law.  Each party hereby irrevocably agrees that any legal action or proceedings with respect to this Agreement may be brought in the courts of the State of Texas, or in any United States District Court of Texas, and, by its execution and delivery of this Agreement, each party hereby irrevocably submits to each such jurisdiction and hereby irrevocably waives any and all objections which it may have as to venue in any of the above courts.  Each party further consents and agrees that any process or notice of motion or other application to either of said Courts or any judge thereof, or any notice in connection with any proceedings hereunder, may be served inside or outside the State of Texas by registered or certified mail, return receipt requested, postage prepaid, and be effective as of the receipt thereof, or in such other manner as may be permissible under the rules of said Courts.

21.   Complete Understanding.  This Contract constitutes the complete understanding between the parties hereto, except as otherwise expressly provided or referenced herein, with respect to the employment of Employee.  This Contract supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Contract to be effective August 1, 2005.

COMPANY:		EMPLOYEE:

TGC INDUSTRIES, INC.

By:
	William J. Barrett,	Wayne A. Whitener
	Director	49 Sunrise Circle
Pottsboro, Texas 75076

	Date: August , 2005	Date: August , 2005

Exhibit ”A”

to

Employment Contract

Confidentiality Agreement and

Covenant Not To Compete

Wayne A. Whitener (hereafter called “Employee”) has entered into an Employment Contract with TGC Industries, Inc., a Texas corporation (hereafter called “Company”), which is in the business of providing seismic data acquisition services primarily to domestic onshore oil and natural gas exploration and production companies.

By signing this Agreement, Employee acknowledges his understanding of the following:

A.                                   All companies have information, generally not known outside the company, called “confidential information.” All companies must conduct their businesses through their employees, and consequently many employees must have access to confidential information.  At times the employee himself may generate confidential information as a part of his job;

B.                                     The phrase “confidential information” as used in this Agreement includes information known as, referred to, or considered to be, trade secrets, and comprises, without limitation, any technical, economic, financial marketing, computer program, computer software, computer data (regardless of the medium on which they are stored), computer source and object programs or codes, job operating control language procedures, data entry utility programs, and miscellaneous utilities, disk record layouts, flow charts, data entry input forms, operations and installation instructions, report samples, data files, printouts, or other information about Company or its business which is not common knowledge among competitors or other companies who might like to possess such confidential information or might find it useful.  Some examples of confidential information include customer lists, price lists, details of training methods, new products or new uses for old products, refining technology, contracts, and licenses, purchasing, accounting, long-range planning, financial plans and results, computer programs and operating manuals, computer source codes, and any other information affecting or relating to the business of Company, its manner of operation, its plans or processes.  This list is merely illustrative, and the confidential information covered by this Agreement is not limited to such illustrations; and

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C.                                     Company’s confidential information, including information referred to as, known as, or considered to be, trade secrets, represents the most important, valuable, and unique aspect of Company’s business, and it would be seriously damaged if Employee breached the position of confidential trust in which Company has placed him by disclosing such confidential information to others or by departing and taking with him the aforesaid unique information compiled over a period of time for the purpose of himself competing against Company or disclosing such information to Company’s competitors, now existing or hereafter formed.

Accordingly, in consideration of TEN DOLLARS ($10.00) cash in hand paid to Employee by Company, the receipt and sufficiency of which are hereby acknowledged, and Company’s agreement to employ him, Employee agrees as follows (which will constitute an agreement ancillary to Employee’s Employment Contract with Company):

1.                                       Confidential information, including information referred to as, known as, or considered to be, trade secrets, is proprietary to Company.  Employee agrees to hold such information in strictest confidence, and not to make use thereof except in performance of duties under the Employment Contract.  Whether during or after his employment with Company, Employee may not disclose to others (excepting Company officers or employees having a need to know who have also signed a written agreement expressly binding themselves not to use or disclose it) any confidential information originated, known to, or acquired by Employee while employed by Company.  Employee further agrees during such period not to remove from the premises any of Company’s records or other written or tangible materials, including without limitation computer programs and floppy disks (whether prepared by Employee or others) containing any confidential information, except as required for Employee to properly perform his duties as an employee of Company.  Exceptions to these restrictions may be made only by means of Company’s permission given in writing signed by the Chairman of the Board of the Company pursuant to an affirmative approval by a majority of Company’s Board of Directors granting permission to disclose.

2.                                       During a period of one (1) year following the cessation of Employee’s employment with Company (for any reason other than “Change in Control of Company” as defined in paragraph 8.a.(3) of the Employment Contract), Employee covenants that Employee, either individually or in any capacity, including without limitation, as an agent, consultant, officer, shareholder, or employee of any business enterprises or person with which he may become associated or in which Employee may have a direct or indirect interest, shall not, directly or indirectly for himself or on behalf of any other person or business entity, engage in any business venture or other undertaking which is directly or indirectly competitive with the business or operations of Company (and/or any of its subsidiaries) as generally conducted at, or prior to, the cessation of Employee’s employment with Company.  Without limiting the generality of the foregoing, Employee shall not (i) so compete with Company or its subsidiaries, (ii) be employed by, (iii) be an affiliate (as defined by Securities and Exchange Commission Rule 405 under the

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Securities Act of 1933), (iv) perform any services for, or (v) have an equity or ownership interest in, any person, firm, partnership, joint venture, or corporation that so competes, directly or indirectly, with Company or any of its subsidiaries.  Further, Employee will not solicit for employment or advise or recommend to any other person that such person employ, or solicit for employment, any employee of Company or any of its subsidiaries who was an employee at, or prior to, the cessation of Employee’s employment with Company.  The foregoing covenant not to compete shall be limited to a territory consisting of those states in which Company was doing business as of the time of cessation of Employee’s employment with Company.  If for any reason any court of competent jurisdiction finds these covenants to be unreasonable in duration or geographic scope, the prohibitions herein contained shall be restricted to such time and geographic areas as such court determines to be reasonable and enforceable.  However, the restrictions stated above will not apply if Company liquidates or if Employee becomes employed by a company (or its affiliate) which acquires (in a voluntary transaction) the stock or business assets of Company.

3.                                       Employee understands and agrees that his violation of any of the provisions of this Agreement will constitute irreparable injury to Company immediately authorizing it to enjoin Employee or the business enterprise with which he may have become associated from further violations, in addition to all other rights and remedies which Company may have under law and equity, including recovery of damages from Employee and a right of offset.

4.                                       Each party shall be entitled to receive from the other party reimbursement of attorney’s fees and related legal costs to the extent incurred in connection with the successful enforcement or defense, as the case may be, of the terms and conditions hereof.

5.                                       The waiver by Company of Employee’s breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by Employee.  This Agreement shall be binding upon the parties hereto and their heirs, successors, executors, administrators, personal representatives, and assigns.  Employee may not assign to any person his covenants, obligations and duties hereunder.  All provisions of this Agreement shall survive the termination or amendment of Employee’s Employment Contract.

6.                                       If any provision of this Agreement is held by a court of law to be illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.  In lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable.

7.                                       This Agreement has been made in, and its validity, interpretation, construction, and performance shall be governed by and be in accordance with, the laws

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of the State of Texas, without reference to its laws governing conflicts of law.  Each party hereby irrevocably agrees that any legal action or proceedings with respect to this Agreement may be brought in the courts of the State of Texas, or in any United States District Court of Texas, and, by its execution and delivery of this Agreement, each party hereby irrevocably submits to each such jurisdiction and hereby irrevocably waives any and all objections which it may have as to venue in any of the above courts.  Each party further consents and agrees that any process or notice of motion or other application to either of said Courts or any judge thereof, or any notice in connection with any proceedings hereunder, may be served inside or outside the State of Texas by registered or certified mail, return receipt requested, postage prepaid, and be effective as of the receipt thereof, or in such other manner as may be permissible under the rules of said Courts.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective August 1, 2005.

Wayne A. Whitener
49 Sunrise Circle
Pottsboro, Texas 75076
Date: August , 2005

ACCEPTED:

TGC INDUSTRIES, INC.

By:
William J. Barrett,
Director
Date: August , 2005

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